                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       Multiple Zones International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                              707 SOUTH GRADY WAY
                         RENTON, WASHINGTON 98055-3233

                                                                   April 1, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Multiple Zones International, Inc. on Tuesday, April 22, 1997, at 10:30 a.m., Pacific Daylight Time. The Annual Meeting will be held on the Sixth Floor of the Company's corporate headquarters located at 700 South Grady Way, Renton, Washington 98055. You will find a map showing directions to the meeting on the inside back cover of this booklet.

     At the Annual Meeting, you will be asked to elect eight directors to the Company's Board of Directors, and consider and vote on other matters. The Notice of 1997 Annual Meeting of Shareholders and the Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting.

     Your Board of Directors unanimously recommends that you vote "FOR" the election of the nominated directors and "FOR" each of the proposals presented in the Proxy Statement.

     Whether or not you plan to attend, we hope you will have your stock represented at the Annual Meeting. In order to do so, please mark, sign, date and return your proxy card in the enclosed, postage-prepaid envelope as soon as possible. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely yours,

                                          JOHN E. DEFEO
                                          Vice Chairman, President and Chief
                                          Executive Officer

                       MULTIPLE ZONES INTERNATIONAL, INC.
                              707 SOUTH GRADY WAY
                         RENTON, WASHINGTON 98055-3233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 22, 1997

To the Shareholders of Multiple Zones International, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Multiple Zones International, Inc., a Washington corporation (the "Company"), will be held on Tuesday, April 22, 1997, at 10:30 a.m., Pacific Daylight Time, at the Company's corporate headquarters at 707 South Grady Way, Sixth Floor, Renton, Washington 98055, for the following purposes:

        1. To elect eight (8) directors to hold office until the next Annual Meeting or until their respective successors are elected and qualified;

        2. To consider and vote upon a proposal to ratify a Stock Option Agreement between the Company and John E. DeFeo, the Company's Vice Chairman, President and Chief Executive Officer;

        3. To consider and vote upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the year ending December 31, 1997; and

        4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, February 21, 1997, as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only shareholders of record on that date will be entitled to vote at the Annual Meeting and any adjournments thereof. For ten days prior to the Annual Meeting, a complete list of the shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relating to the Annual Meeting during ordinary business hours at the Company's principal office.

                                          By Order of the Board of Directors

                                          ROBERT L. HINES, JR.
                                          Secretary
Renton, Washington
April 1, 1997

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE AND YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON AT THE ANNUAL MEETING.

                                      LOGO

                              707 SOUTH GRADY WAY
                         RENTON, WASHINGTON 98055-3233

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 22, 1997

GENERAL

     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Multiple Zones International, Inc. (the "Company"), for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, April 22, 1997, at 10:30 a.m., Pacific Daylight Time, at the Company's corporate headquarters, 707 South Grady Way, Sixth Floor, Renton, Washington 98055. This Proxy Statement and the accompanying form of proxy are being mailed to the shareholders of the Company on or about April 1, 1997.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of the Company's common stock, no par value per share (the "Common Stock") at the close of business on February 21, 1997 are entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had 12,915,367 shares of Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present for the purpose of calculating a quorum. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

     Under Washington law and the Company's charter documents, if a quorum is present, the eight (8) nominees for election to the Board who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected directors. The affirmative vote of a majority of shares voted in person or by proxy at the Annual Meeting is required for approval of any other matters submitted to a vote of shareholders. Abstention from voting for one or more of the nominees for director will make it less likely that the nominee will be one of the eight (8) nominees for director who receive the greatest number of votes cast. In the case of any other matter, abstention from voting will have no effect, since the approval of these proposals is based solely on the number of votes actually cast. Broker non-votes will have no effect on the outcome of any matters, other than to reduce the number of "FOR" votes necessary to approve such matters.

PROXY VOTING AND REVOCATION

     If the accompanying form of proxy is properly signed, dated and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with instructions specified on the proxy card. In the absence of instructions to the contrary, such shares will be voted as follows:

          "FOR" the election of the nominees to the Board named in this Proxy Statement;

          "FOR" ratification of the Stock Option Agreement between the Company and John E. DeFeo; and

          "FOR" ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the year ending December 31, 1997.

It is not expected that matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

     Any shareholder executing a proxy has the power to revoke it at any time before it is voted, by (i) delivering written notice of revocation to the Secretary of the Company, (ii) executing and delivering to the Company another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.

            STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER HOLDERS

     The following table sets forth the beneficial ownership of the Common Stock as of February 1, 1997, by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director (which includes all nominees for director), (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, and
(iv) all directors and executive officers as a group.

     Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as noted below.

                                                                  NUMBER OF
                                                                  SHARES OF            PERCENT OF
                                                                 COMMON STOCK         COMMON STOCK
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)             BENEFICIALLY OWNED     OUTSTANDING (2)
------------------------------------------------------------  ------------------     ---------------
Sadrudin J. Kabani(3).......................................       3,761,000               29.1%
Almas S. Kabani
Firoz H. Lalji(4)(5)........................................       3,753,000               29.0%
Najma Lalji
Steve Sarich, Jr.(5)........................................         987,500                7.6%
Paul E. Monson(5)(6)........................................         513,375                4.0%
Teryl L. Monson.............................................
John E. DeFeo(7)............................................         129,295                1.0%
Victor J. Melfi, Jr.(8).....................................         102,000                  *
Bruce S. Martin(9)..........................................          51,750                  *
Peter J. Biere(10)..........................................          45,000                  *
John T. Carleton(5).........................................          51,841                  *
Carol L. Miltner(11)........................................           5,975                  *
John H. Bauer(11)...........................................           2,175                  *
Judith A. Roseth(12)........................................           9,417                  *
All directors and executive officers as a group (12
  persons)(13)..............................................       9,412,328               71.1%

---------------
  *  Less than 1%

 (1) The address for each of these shareholders is 707 South Grady Way, Renton, Washington 98055-3233.

 (2) Shares subject to an option are not deemed outstanding for purposes of computing the percentage ownership of any person other than the person holding the option.

 (3) Includes 10,000 shares held of record by Mrs. Kabani and 1,000 shares held of record by a daughter of the Kabanis.

 (4) Includes 3,000 shares held in trust for the Laljis' two children.

 (5) Excludes 10,000 shares subject to options not exercisable within 60 days after February 1, 1997

 (6) Includes 1,500 shares held by Mr. Monson as trustee for three minor grandchildren.

 (7) Includes 128,695 shares subject to options exercisable within 60 days after February 1, 1997; excludes 525,261 shares subject to options not exercisable within such period.

 (8) Represents shares subject to options exercisable within 60 days after February 1, 1997; excludes 272,423 shares subject to options not exercisable within such period.

 (9) Includes 33,750 shares subject to options exercisable within 60 days after February 1, 1997; excludes 210,942 shares subject to options not exercisable within such period.

(10) Represents shares subject to options exercisable within 60 days after February 1, 1997; excludes 64,808 shares subject to options not exercisable within such period.

(11) Includes 1,875 shares subject to options exercisable within 60 days after February 1, 1997; excludes 8,125 shares subject to options not exercisable within such period.

(12) Includes 9,000 shares subject to options exercisable within 60 days after February 1, 1997; excludes 36,000 shares subject to options not exercisable within such period.

(13) Includes 322,195 shares subject to options exercisable within 60 days after February 1, 1997.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board has fixed the number of directors constituting the Board at nine. Directors are elected for one-year terms. A Board consisting of eight directors will be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified. Accordingly, the Board will have one vacant seat, which it currently has no specific intention to fill.

     The Board has unanimously approved the nominees named below, all of whom are current members of the Board. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the eight nominees of the Board named below. Although the Board anticipates that all of the nominees will be available to serve as directors, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board.

       THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES UNDER PROPOSAL NO. 1.

NOMINEES FOR DIRECTOR

     Biographical information regarding each of the nominees for director is set forth below.

     Sadrudin J. Kabani, age 52, is the Company's founder and has been Chairman of the Board since the Company's inception in 1988. From 1988 to March 1996, he also served as the Company's President and Chief Executive Officer.

     John E. DeFeo, age 50, has served as a director since April 1996, and was appointed Vice Chairman, President and Chief Executive Officer of the Company in January 1997. From 1994 to 1996, Mr. DeFeo held the position of President and Chief Executive Officer of U.S. Airwaves Inc., an early stage wireless telecommunications company founded by him. From 1985 to 1994, Mr. DeFeo was President and Chief Executive Officer of U.S. West New Vector Group. At U.S. West New Vector Group, Mr. DeFeo was responsible for development of cellular services worldwide, which grew during his tenure to a $1 billion business with over 2,400 employees and 100 strategic partnerships, serving more than 100 markets in the United States and overseas.

     John H. Bauer, age 56, has served as a director of the Company since March 1996. Since 1994, Mr. Bauer has been Executive Vice President of Nintendo of America, Inc., a manufacturer and distributor of video games and products. From 1979 to 1994, he served as Managing Partner of the Northwest Group and the Seattle office of Coopers & Lybrand L.L.P., a public accounting and consulting firm.

     John T. Carleton, age 52, has served as a director of the Company since November 1995. Since October 1995, he has held the position of Senior Vice President of Benaroya Capital Company, L.L.C. ("Benaroya"), a private investment company. From 1993 to 1995, he served as Senior Vice President of GE Capital Equity Capital Group, Inc., a private equity investor, and from 1986 to 1993 was Vice President of Acquisitions of the

Dyson-Kissner-Moran Corporation, a private investment company. Mr. Carleton also serves as a director of Redhook Ale Brewery, Incorporated.

     Firoz H. Lalji, age 50, has served as a director of the Company since 1990. Since 1981, Mr. Lalji has been President and Chief Executive Officer of Kits Cameras, Inc., which operates over 125 camera specialty stores in eight western states. In addition, since 1985, he has been President and Chief Executive Officer of Fana Group of companies, which owns real estate and hotels in the United States and Canada.

     Carol L. Miltner, age 54, has served as a director of the Company since 1995. Since 1991, she has been President of Motivation by Miltner, which provides management consulting and motivation seminars for many companies in the microcomputer products industry, including Comp USA and Tech Data. From 1993 to 1995, she was Executive Vice President of Sales and Marketing at AmeriQuest Technologies, a computer products distributor that is now a U.S. subsidiary of Computer 2000. From 1989 to 1991, she was Senior Vice President of Sales of Merisel, Inc. From 1985 to 1989, she was Vice President of Sales and then Senior Vice President of Sales of Ingram Micro, Inc.

     Paul E. Monson, age 51, has served as a director of the Company since 1993. Since 1991, he has been Chairman of the Board, President and Chief Executive Officer of Back Technologies, Inc., which manufactures and markets back therapy equipment. He has also served since 1984 as Chairman of the Board of Pacific Regency Care Management, an operator of long-term health care facilities.

     Steve Sarich, Jr., age 76, has served as a director of the Company since 1993. Mr. Sarich has served as President of several companies, including 321 Investment Co., a venture capital company, Arctic Ventures, Inc., a fishing company, and C.S.S. Management Co., a management firm. Mr. Sarich is also a director of Cyclo(3)pss Corporation, a developer of ozone technology for medical sterilization units and textile washing systems, Wall Data, Incorporated, a developer of connectivity software, and Omega Environmental, Inc., an environmental remediation company.

     No family relationship exists between any of the Company's officers and directors.

DIRECTOR COMPENSATION

     All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. Directors who are employees of the Company do not receive any fee for their services as directors. Outside directors receive a fee of $1,000 for each Board or committee meeting attended. For services as directors in 1996, Ms. Miltner and Messrs. Bauer and DeFeo received fees of $22,915, $11,500 and $15,123, respectively. Ms. Miltner also received consulting fees of $44,250 in 1996. In connection with their joining the Board in 1996, Messrs. Bauer and DeFeo were each granted a ten-year option to purchase 7,500 shares of Common Stock for $6.67 and $12.67 per share, respectively, with scheduled vesting of 25% for each full year of service on the Board. Mr. DeFeo also was granted a ten-year option to purchase 481 shares for $25.88 per share, with scheduled vesting of 20% for each full year of service on the Board. The Company has entered into agreements with all directors to indemnify them against claims and liabilities arising out of their service as directors and to advance expenses to defend claims subject to indemnification.

BOARD AND COMMITTEE MEETINGS

     The Board met eleven times during 1996.

     The Board has a standing Audit Committee and Compensation Committee. Each of these committees is responsible to the full Board. The functions performed by, and composition of, these committees are summarized below.

     The Audit Committee, currently composed of Ms. Miltner and Messrs. Bauer, Carleton and Lalji, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent accountant. The Audit Committee met twice during 1996.

     The Compensation Committee, currently composed of Messrs. Carleton, Kabani, Monson and Sarich, reviews and makes recommendations to the full Board with respect to the compensation and benefits to be provided to the Company's officers and directors, and general policy matters relating to employee compensation and benefits. The Compensation Committee met nine times during 1996.

     No director attended fewer than 75% of the meetings of the Board and the committees of which the director was a member during 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Carleton, Kabani, Monson and Sarich are the current members of the Compensation Committee of the Board. From January 1996 until April 1996, Ms. Miltner served on the Compensation Committee. Mr. DeFeo served on the Compensation Committee from April 1996 until replaced by Mr. Carleton in January 1997 when Mr. DeFeo was named the Company's Vice Chairman, President and Chief Executive Officer.

     Mr. Kabani is the Chairman of the Board and the former President and Chief Executive Officer of the Company. During 1996, Messrs. Kabani, Lalji, Monson and Sarich guaranteed a portion of the Company's revolving line of credit with U.S. Bank of Washington, National Association.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation earned during 1995 and 1996 by each of the Company's executive officers during those years (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                        ANNUAL COMPENSATION            SECURITIES
                                   ------------------------------      UNDERLYING         ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS(1)      OPTIONS(#)      COMPENSATION(2)
---------------------------------  ----     --------     --------     ------------     ---------------
Victor J. Melfi, Jr.(3)..........  1996     $227,084     $ 93,761        284,423           $17,200
  Former President and Chief       1995      120,481      130,000         67,500                --
  Executive Officer
Bruce S. Martin(3)...............  1996      216,668       43,156        172,692               200
  Former Co-President and Chief    1995       21,269           --         90,000                --
  Operating Officer
Sadrudin J. Kabani...............  1996      285,417       35,863             --               200
  Chairman of the Board and        1995      250,000           --             --               200
  Former President and Chief
  Executive Officer
Peter J. Biere...................  1996      124,166       15,609         79,808               200
  Senior Vice                      1995       93,474       10,000         15,000               200
  President -- Finance and Chief
  Financial Officer
Judith A. Roseth.................  1996       89,668       11,133         45,000            14,640
  Senior Vice President -- Sales   1995           --           --             --                --

---------------
(1) The amounts shown in this column represent awards under the Company's Management Incentive Plan, in which certain of the Company's officers and other employees participate.

(2) Amounts shown in this column represent matching contributions under the Company's 401(k) Plan, except that the amount shown for Mr. Melfi in 1996 includes $17,000 in relocation loans forgiven by the Company, and the amount shown for Ms. Roseth reflects relocation expenses paid by the Company.

(3) Messrs. Melfi and Martin currently serve as Executive Vice Presidents of Marketing and Partner Merchandising, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information concerning stock option grants during 1996 to the Named Executive Officers.

                                                                                         POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                                   VALUE
                      ---------------------------------------------------------------   AT ASSUMED ANNUAL RATES
                        NUMBER OF      PERCENT OF                                           OF STOCK PRICE
                       SECURITIES     TOTAL OPTIONS                                          APPRECIATION
                       UNDERLYING      GRANTED TO       EXERCISE                          FOR OPTION TERMS(3)
                         OPTIONS        EMPLOYEES         PRICE                         -----------------------
        NAME          GRANTED(#)(1)      IN 1996      ($/SHARE)(2)    EXPIRATION DATE     5%($)        10%($)
--------------------  -------------   -------------   -------------   ---------------   ----------   ----------
Victor J. Melfi,
  Jr................     225,000           29.1%         $ 12.67           4/30/06      $1,792,821   $4,543,361
                          45,000            5.8%            6.67           3/22/06         188,763      478,362
                          14,423            1.9%           25.88          10/23/06         234,746      594,892
Bruce S. Martin.....     120,000           15.5%           12.67           4/30/06         956,171    2,423,126
                          45,000            5.8%            6.67           3/22/06         188,763      478,362
                           7,692            1.0%           25.88          10/23/06         125,193      317,265
Sadrudin J.
  Kabani............          --             --               --                --              --           --
Peter J. Biere......      75,000            9.7%           12.67           4/30/06         597,607    1,534,646
                           4,808            0.6%           25.88          10/23/06          78,254      198,311
Judith A. Roseth....      45,000            5.8%            6.67           3/22/06         188,763      478,362

---------------
(1) All options were granted pursuant to the Company's 1993 Stock Incentive Plan. Each of the options has a ten-year term and vests in equal annual increments over five years, except that the options held by Messrs. Melfi, Martin and Biere that are scheduled to expire on April 30, 2006, vested 20% upon grant and will vest an additional 20% per year over four years.

(2) Prior to the Company's initial public offering in June 1996, the exercise price of each option was the estimated fair value of the Common Stock on the date of grant. Thereafter, the exercise price was based on the closing price of the Common Stock on the date of grant, as reported by the Nasdaq National Market.

(3) The actual value, if any, that a Named Executive Officer or any other individual may realize on a stock option will depend on the excess of the stock price over the exercise price on the date the option is exercised. These figures are based on the estimated fair value or market price of the Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock price appreciation shown. There can be no assurance that the actual values will approximate the potential realizable values set forth in the table. These amounts are not intended to forecast future appreciation, if any, in the market value of the Common Stock.

                         FISCAL YEAR-END OPTION VALUES

     The following table shows information concerning the number and value of unexercised options held by the Named Executive Officers on December 31, 1996. No options were exercised by the Named Executive Officers during 1996.

                                                NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                            OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END ($)(1)
                                           -------------------------------     -----------------------------
                  NAME                     EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-----------------------------------------  ------------     --------------     -----------     -------------
Victor J. Melfi, Jr......................     93,000            281,423         $ 344,610        $ 324,240
Bruce S. Martin..........................     42,750            219,942            82,875          453,525
Sadrudin J. Kabani.......................         --                 --                --               --
Peter J. Biere...........................     45,000             64,808           227,550               --
Judith A. Roseth.........................         --             45,000                --          138,600

---------------
(1) Represents the aggregate fair market value of the shares of Common Stock subject to outstanding in-the-money options, less the aggregate exercise price of such options, based on the closing price of the Common Stock ($9.75) as reported by the Nasdaq National Market on December 31, 1996.

PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return on the Common Stock during the period beginning on June 27, 1996 (the date of the Company's initial public offering) and ending on December 31, 1996 with the cumulative total return during that period on the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index") and the Nasdaq Retail Trade Index. The comparison assumes $100.00 was invested on June 27, 1996 in the Common Stock and each of these indices and assumes reinvestment of dividends. The return on the Common Stock shown on the graph is not necessarily indicative of future performance.




                              [PERFORMANCE GRAPH]




                                         June 27, 1996       December 31, 1996
                                         -------------       -----------------
Multiple Zones International, Inc.          $100.00               $ 81.25
Nasdaq Composite Index                      $100.00               $108.65
Nasdaq Retail Trade Index                   $100.00               $ 99.22

EMPLOYMENT AGREEMENTS

     Effective in April 1996, the Company entered into employment agreements with Messrs. Melfi, Martin and Kabani under which they are entitled to annual base salaries of $250,000, $240,000 and $300,000, respectively. The term of each agreement ends on December 31, 1998, unless certain events, such as a change in control of the Company, occur after July 1, 1997, in which case the termination date will be 18 months following such event. In addition, if the employment of one of these executive officers is terminated by the Company without cause prior to the end of his term, or if the executive officer resigns following a change of control due to a material reduction in his responsibilities or certain other reasons amounting to constructive termination by the Company, the executive officer is entitled to receive his base salary for a period of two years following the termination. Each executive officer has also agreed not to compete with the Company for a period of two years following the termination of the agreement for any reason other than constructive termination by the Company following a change in control.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation Policy. The Compensation Committee establishes and administers the Company's compensation programs. The goal of these programs is to enhance shareholder value by aligning compensation with the Company's business objectives and performance, and to enable the Company to attract and retain key management employees who can contribute to the Company's long-term success. In order to attract outstanding executives, the Company's philosophy has been and continues to be to provide a total compensation package that is competitive within the hardware, software and direct marketing industries and bears a close relationship to individual performance as well as the Company's financial performance and its long-term business objectives.

     The total direct compensation package for the Company's executive officers is presently made up of three elements: an annual base salary, a short-term incentive program in the form of performance-based cash bonuses under the Company's Management Incentive Plan, and stock option grants. The Compensation Committee believes the Company's compensation programs are appropriate for its executive officers on the basis of industry standards, competitive practice and Company performance.

     Base Salaries. Individual base salaries reflect primarily historical practice, internal position and responsibilities, and individual performance and contribution. No specific weight is assigned to these factors. The Compensation Committee establishes salaries for all executive officers at the Senior Vice President level and higher, giving due consideration to the recommendations of the Chief Executive Officer. The Company believes that the relative salaries of senior management should reflect individual experience, contribution and performance, although the Company does not have a targeted range for base salaries or bonuses for any position. During 1996, the Compensation Committee increased the salaries of the Chief Executive Officer, Chairman of the Board, Chief Operating Officer and Chief Financial Officer to bring their salaries into the middle range of executives with comparable positions in the industry.

     Mr. Kabani served as President and Chief Executive Officer through March 1996, during which time he received an annual base salary of $250,000, which reflected his experience and his status as the Company's founder. Mr. Melfi was promoted to President and Chief Executive Officer in April 1996, at which time his annual base salary was increased to $250,000. The Compensation Committee based Mr. Melfi's salary on past individual performance and experience as well as survey information gathered from independent sources. The Compensation Committee believed this salary was competitive with other chief executive officers in the direct marketing channel with a similar level of experience.

     Bonus Compensation. The Company's Management Incentive Plan (the "MIP") is designed to enable the Company to attract, retain and motivate key management employees of the highest caliber. The MIP is a cash-based award system under which executive officers and other key employees of the Company are rewarded for contributions to the Company's success. The Compensation Committee is responsible for establishing and communicating to all participants in the MIP specific goals for financial performance by the Company. In addition, the Committee may, in its discretion, establish individual performance goals for one or more participants or provide that bonuses under the MIP will vary depending upon the Committee's evaluation of overall individual performance by those participants.

     For 1996, bonus payments under the MIP for the five highest paid executive officers were based on overall Company performance rather than individual performance criteria. The potential bonuses available under the MIP ranged from 15% to 150% of base salaries. Based on the Company's performance in 1996, actual bonuses under the MIP were paid to the executive officers at the 15% level.

     Stock Options. The purpose of the Company's 1993 Stock Incentive Plan is to provide additional incentives to executive officers and other key employees to maximize shareholder value. Because these individuals are in a position to make a substantial contribution to the Company's long-term success, the Company believes they should have a significant equity stake so they are incentivized to manage the business as shareholders rather than merely as employees. Options granted under the Plan have been subject to substantial vesting periods in order to encourage executive officers and key employees to continue in the employ of the Company.

     The Company has not granted Mr. Kabani options under the Plan, because it believes he already has adequate equity incentives as one of the Company's two largest shareholders. At the time of his promotion to President and Chief Executive Officer, Mr. Melfi was granted a four-year option for 225,000 shares of Common Stock, which was designed to raise his equity position to a level that the Compensation Committee believed was appropriate for a person in his position. The Compensation Committee intends to consider granting additional stock options on an annual basis to executive officers and other key employees. The amount of such grants will be based on the employee's position, responsibility and individual performance during the year.

     Tax Deductibility of Executive Compensation. The Committee has considered the effect of Section 162(m) of the Internal Revenue Code of 1986 on the Company's executive compensation programs. Section 162(m) disallows a deduction in the event executive compensation exceeds one million dollars per year unless certain conditions are satisfied. The Committee has reviewed all of the Company's current compensation programs and believes that the deductibility of amounts paid to executive officers under these programs will not be limited by
Section 162(m). The Committee intends to take such further steps as it deems advisable to allow the Company to deduct future compensation amounts in excess of one million dollars to the extent it may do so without compromising the Company's ability to motivate and reward excellent performance. The Board and the Committee will retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under Section 162(m).

     From January through April 1996, the Compensation Committee was comprised of Ms. Miltner, Mr. Monson and Mr. Sarich. For the balance of 1996, the Committee was comprised of Messrs. DeFeo, Kabani, Monson and Sarich. Upon naming Mr. DeFeo as Vice Chairman, President and Chief Executive Officer in January 1997, the Board replaced Mr. DeFeo with Mr. Carleton as a member of the Compensation Committee.

The Compensation Committee

Mr. Monson (Chairman)                      Mr. Kabani
Mr. Carleton                               Ms. Miltner
Mr. DeFeo                                  Mr. Sarich

    PROPOSAL NO. 2: RATIFICATION OF STOCK OPTION AGREEMENT FOR JOHN E. DEFEO

     Proposal No. 2 requests the shareholders to consider and ratify at the Annual Meeting a stock option granted to John E. DeFeo pursuant to a Stock Option Agreement dated January 5, 1997 (the "Agreement"), which the Company entered into with Mr. DeFeo in connection with his appointment as the Company's Vice Chairman, President and Chief Executive Officer. The Agreement entitles Mr. DeFeo to purchase up to 643,476 shares of Common Stock at an exercise price of $10.50. The Agreement will terminate no later than June 30, 2002. The stock option evidenced by the Agreement was not granted under the Company's 1993

Stock Incentive Plan, but the Company intends that the Agreement constitute a separate incentive stock option plan satisfying the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Messrs. Kabani and Lalji have given Mr. DeFeo irrevocable proxies to vote shares held of record by them for ratification of the Agreement.

     The option vested for 20 percent of the shares subject to the Agreement immediately on the date of grant, and the option will vest for an additional 20 percent of the shares on the second anniversary of that date. The option will vest for an additional 20 percent of the shares when the per share market price of the Common Stock first equals or exceeds $25.00 (if that occurs in 1997) or $30.00 (if that occurs after 1997); the option will vest for an additional 20 percent of the shares when the per share market price of the Common Stock first equals or exceeds $65.00; and the option will vest for the remaining 20 percent of the shares when the per share market price of the Common Stock first equals or exceeds $100.00. However, the option for shares whose vesting is contingent on attaining these price targets will vest in all events on December 31, 2001. If Mr. DeFeo's employment terminates for any reason, the option will not vest further following such termination, except that vesting may accelerate upon death or disability, and in the event of a change in control of the Company. The Board may, at any time before complete termination of the option, elect to accelerate the time or times at which the option may be exercised, in whole or in part.

     The option will be an incentive stock option under Section 422 of the Code only with respect to 9,524 shares of Common Stock for which the option vests in any calendar year. With respect to any additional shares for which the option vests in any calendar year, the option will be a nonqualified stock option.

     With respect to the portion of the option that constitutes an incentive stock option, the tax consequences to Mr. DeFeo will vary depending on whether certain holding period requirements are met. In addition, this portion of the option will cease to be an incentive stock option, and thereafter be taxed as a nonqualified stock option, if Mr. DeFeo exercises the option more than three months following termination of employment for any reason other than death or disability or more than one year following termination of employment on account of disability.

     If Mr. DeFeo acquires stock pursuant to the incentive stock option portion of the option and does not dispose of the stock until at least one year after the transfer of the stock to Mr. DeFeo and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to Mr. DeFeo or the Company when the incentive stock option is granted or when it is exercised. When the stock is ultimately sold, gain or loss will be determined based on the difference between the net proceeds of the sale and the aggregate exercise price paid for the stock, and Mr. DeFeo will be required to report such gain or loss as long-term capital gain or loss on his federal income tax return for the year in which the sale occurs.

     If stock acquired upon exercise of the incentive stock option portion of the option is sold by Mr. DeFeo and, at the time of the sale, the holding period requirements described in the preceding paragraph have not been met, the federal income tax consequences to Mr. DeFeo will be as follows:

          (a) Mr. Defeo will be required to report, on his federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount.)

          (b) For purposes of determining gain or loss upon sale of stock, an amount equal to this compensation income will be added to the exercise price at which the stock was acquired, and the total will be Mr. DeFeo's adjusted cost of the stock. Gain or loss will be determined, based upon the difference between Mr. DeFeo's adjusted cost of the stock and the net proceeds of the sale, and he will be required to report such gain or loss as long-term or short-term (depending on how long he held the stock) capital gain or loss on his federal income tax return for the year in which the sale occurs.

     When an incentive stock option is exercised, the difference between the fair market value of the stock on the date of exercise and the exercise price paid results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 et seq. of the Code, which may trigger alternative minimum tax consequences for Mr. DeFeo. Any alternative minimum tax that is payable may ultimately be credited against future taxes owed.

     With respect to the portion of the option that is a nonqualified stock option, there generally will be no tax consequences to Mr. DeFeo or the Company as a result of the grant of the option. Upon exercise of the option, Mr. DeFeo will be required to report, on his federal income tax return for the year in which the exercise occurs, additional compensation or self-employment income equal to the difference between the fair market value of the stock at the time of exercise of the option and the exercise price at which the stock was acquired (the Company will generally be entitled to a deduction in an equivalent amount). When the stock is ultimately sold, the transactions will be taxed in the manner described in subparagraph (b) above for incentive stock options.

             THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF
                 THE STOCK OPTION AGREEMENT HELD BY MR. DEFEO.

     PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for 1997. Coopers & Lybrand L.L.P. has audited the accounts of the Company for 1996. Representatives of Coopers & Lybrand L.L.P. are expected to attend the Annual Meeting and will have an opportunity to respond to appropriate questions from shareholders.

     THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to 1996, all filing requirements applicable to its officers and directors, and all of the persons known to the Company to own more than ten percent of its Common Stock, were complied with by such persons.

                            EXPENSES OF SOLICITATION

     The expenses of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board will be borne by the Company. Solicitation will be by mail and may be supplemented by personal interview, telephone and telegram by directors, officers and other employees of the Company without special compensation.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters that are not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment.

                              REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1996 will be available to shareholders, without charge, upon written request to Multiple Zones International, Inc., 707 South Grady Way, Renton, Washington 98055-3233; Attention: Tim Carroll.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the Company's 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company by December 15, 1997.

     The Company's Bylaws outline procedures, including minimum notice provisions, that govern the nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. A copy of the pertinent provisions of the Bylaws is available upon request to Robert L. Hines, Jr., Multiple Zones International, Inc., 707 South Grady Way, Renton, Washington 98055-3233.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

Renton, Washington
April 1, 1997

                                      Map

PROXY

                       MULTIPLE ZONES INTERNATIONAL, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, having received the Notice of Annual Meeting of Shareholders of Multiple Zones International, Inc. (the "Company"), and the related Proxy Statement dated April 1, 1997, hereby appoints John E. DeFeo and Peter J. Biere, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on April 22, 1997, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side, or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side and FOR Proposals 2 and 3 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

          PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                            PLEASE MARK     [ ]
                                                            YOUR VOTES AS
                                                            INDICATED IN
                                                            THIS EXAMPLE.

                                                        WITHHOLD
                                                   AUTHORITY TO VOTE
                                                   FOR ALL NOMINEES
                                             FOR      NAMED BELOW
1.  ELECTION OF DIRECTORS                    [ ]          [ ]          2.  RATIFICATION OF STOCK             FOR   AGAINST   ABSTAIN
                                                                           OPTION AGREEMENT FOR              [ ]     [ ]       [ ]
    John H. Bauer, John T. Carleton,                                       JOHN E. DEFEO
    John E. DeFeo, Sadrudin J. Kabani,
    Firoz H. Lalji, Carol L. Miltner,                                  3.  RATIFICATION OF APPOINTMENT       FOR   AGAINST   ABSTAIN
    Paul E. Monson and Steve Sarich, Jr.                                   INDEPENDENT ACCOUNTANTS           [ ]     [ ]       [ ]

    (INSTRUCTION: TO WITHHOLD AUTHORITY                                    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
    TO VOTE FOR ANY INDIVIDUAL NOMINEE,                                 MANNER SPECIFIED BY THE UNDERSIGNED. EXCEPT AS OTHERWISE
    STRIKE A LINE THROUGH THE NOMINEE'S                                 SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL
    NAME IN THE LIST ABOVE.)                                            NOMINEES NAMED ABOVE, FOR RATIFICATION OF THE STOCK OPTION
                                                                        AGREEMENT FOR JOHN E. DEFEO, AND FOR RATIFICATION OF THE
                                                                        APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S
                                                                        INDEPENDENT ACCOUNTANTS.

                                                                                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                                      FOR ALL OF THE NOMINEES NAMED ABOVE
                                                                                          AND FOR PROPOSALS 2 AND 3.



Signature __________________________________ Signature, if held jointly ________________________________ Dated: ____________,1997

Please sign name exactly as it appears herein. If shares are held by joint tenants, both should sing. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.


___________________________________________________________________________________________________________________________________

                                                        FOR AND DETACH HERE
